UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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AMN Healthcare Services, Inc.

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The following email was sent to the employees of AMN Healthcare Services, Inc. (the “Company”) by Steve When, Senior Vice President of Community and Corporate Development of the Company, on February 10, 2009:

Subject: Information Regarding False Allegations, Shareholder Campaign

Dear AMN Team Members:

We would like to provide you with some information regarding an article that was published in today's San Diego Union-Tribune which references a lawsuit filed against AMN Healthcare by our company’s founder and former Chairman, Steve Francis. Steve has also filed initial documents to run his own campaign to attempt to convince shareholders, among other things, to vote against re-election of certain directors of the company.

The company believes that the allegations contained in the lawsuit are false and misleading. The activities underlying the allegations have previously been examined by the Board of Directors and took place while Steve was Chairman of the Board. The company believes his tactics, including the litigation, are unnecessary, a diversion of company resources, and retaliation for the Board’s refusal of Steve's demand to be reappointed to the AMN Board last fall.

By way of background, Steve and Gayle Francis founded the company in 1985. Steve continued to be involved in an executive role and then later as the Chairman of the Board until April 2008. You might recall that he launched an election campaign against San Diego Mayor Jerry Sanders and lost in the June 2008 elections. Steve and Gayle sold the vast majority of their AMN stock in recent years and currently hold less than 1 percent of the Company's outstanding shares.

The company has a very strong, active and independent Board. It is an excellent mix of long-term directors who are intimately familiar with our business, directors with significant industry experience, and new directors who bring additional broad expertise. Hala Moddelmog, president and chief executive officer of the Susan G. Komen for the Cure since September 2006, joined the Board last February. Michael Johns, M.D. joined the Board in 2008. Dr. Johns assumed the post of chancellor for Emory University in October 2007.

In addition, the company is a corporate governance leader in our sector, with independent shareholder advisory services consistently ranking AMN above our peers.

Because of today's media coverage, we may receive additional media or investor calls. Should anyone from the news media call, please refer them to Don Cowan in Corporate Communications at 866.756.6635. Investor calls should be referred to Chris Powell in Investor Relations at 858.720.6219.

The board of directors, the executive management team, and our counsel are handling the matter diligently and we will work hard to ensure that this situation does not distract us from the business. In the meantime, we should all maintain our focus on winning in the market, gaining share, and dealing with the challenging economic environment.

As a reminder, per the company's confidential disclosure policy, this memo and the contents thereof should not be shared, provided or sent to anyone outside of AMN Healthcare.

Steve When

Senior Vice President of Community and Corporate Development

AMN Healthcare

Important Information/ Solicitation Participants Legend

AMN Healthcare Services, Inc. plans to file with the United States Securities and Exchange Commission and make available to its stockholders a proxy statement and a white proxy card in connection with its 2009 annual meeting of stockholders, and advises its stockholders to read the proxy statement relating to the 2009 annual meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the proxy statement and other documents (when available) that AHS files with the SEC at the SEC’s website at www.sec.gov. The proxy statement and these other documents may also be obtained for free from AHS by directing a request to AMN Healthcare Services, Inc., Attn: Investor Relations, Christopher Powell, 12400 High Bluff Drive, Suite 100, San Diego, California 92130, or from AHS at www.amnhealthcare.com.

AHS, its directors and named executive officers may be deemed to be participants in the solicitation of AHS’s stockholders in connection with its 2009 annual meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in AHS’s proxy statement filed with the SEC on March 4, 2008, for the 2008 annual meeting. To the extent holdings of AHS’s securities have changed since the information set forth in that proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.